Exhibit 4.5

INDEMNIFICATION AGREEMENT

Duly made and entered into as of the 5th day of November 2007 by and between

I.I.S. Intelligent Information Systems Ltd.
(“IIS”)

and

Witech Communications Ltd.
(“Witech”)

and

All the shareholders of Witech listed on the signature page hereto
(the “Shareholders”)

and

Charles Moss as Shareholder Representative

1.	Preamble

1.1	IIS, Witech and the Shareholders have signed a Share Exchange Agreement dated November 5, 2007 (the “Exchange Agreement”) with regard to the exchange of the Witech Shares for the Exchange Shares (the “Exchange”); and

1.2	Witech and the Shareholders have made representations and given certain warranties contained in the Exchange Agreement regarding Witech and/or CDRide Inc, its wholly owned subsidiary, and undertake to provide certain indemnities in relation to such representations and warranties as set out in this Agreement.

1.3	Save to the extent expressly defined otherwise in this Agreement, the capitalized terms used in this Agreement and not otherwise defined terms shall have the meanings set forth in the Exchange Agreement with all such definitions incorporated into this Agreement by reference.

2.	Indemnification.

2.1	Subject to the terms of this Agreement, the Shareholders, severally and jointly, will indemnify, defend and hold IIS and its shareholders, officers, directors, representatives, agents, successors and assigns (the “IIS Indemnified Parties”) harmless from, against and in respect of any and all losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and expenses) arising from or related to any of the following liabilities and obligations in relation to the Excluded Liabilities and/or that are not assumed by IIS (each an “IIS Claim”):

2.1.1	Any misrepresentation or breach of warranty made by the Witech and/or the Shareholders in the Exchange Agreement or in any document, certificate or other instrument required to be delivered by Witech and/or the Shareholders under the Exchange Agreement;

2.1.2	Any breach or non fulfillment of any covenant or agreement made or to be performed by Witech and/or the Shareholders in the Exchange Agreement or in any agreement or instrument entered into in connection with the Exchange Agreement;

2.1.3	Any fraud or intentional misrepresentation or breach of the Exchange Agreement by Witech and/or the Shareholders;

2.1.4	(i) Any Action or claim related to any Liability other than as specifically permitted pursuant to Section 1.7 of the Exchange Agreement, or (ii) any Action or claim related to the products of Witech and/or CDRide Inc, including product warranty and service claims under customer contracts, or the Assumed Liability, but only to the extent that such Action or claim is based upon or is related to facts or circumstances that occurred or arose prior to the Closing; and

2.1.5	Any Actions or claims arising out of or related to the transactions contemplated under this Agreement, including actions brought by IIS to enforce this Agreement.

2.2	Notwithstanding Section 2.1 above, the obligations of a Shareholder with respect to the Witech Shares held by such Shareholders shall be several and not joint with the other Shareholders.

3.	Survival of Representations and Warranties

The representations and warranties of Witech and the Shareholders contained in the Exchange Agreement shall survive the Closing for two (2) years following the Closing Date, except with respect to capitalization and ownership of shares in which case such representations and warranties will survive until the expiration of the applicable statute of limitations with respect to the matters in question. Neither the period of survival nor the liability of the Shareholders with respect to the representations and warranties of Witech and the Shareholders shall be reduced by any investigation made at any time by or on behalf of IIS. If written notice of an IIS Claim describing the basis for such claim in reasonable detail has been given prior to the expiration of the applicable representations and warranties by the IIS to the Shareholders’ Representative, then the indemnification obligation with respect to such item as to which an IIS Claim has been given shall survive, until such claim has been finally resolved.

4.	Sole remedy

The sole source of the indemnification according to this Agreement shall be twenty five percent (25%) of the Exchange Shares held in escrow according to the Escrow Agreement (the “Escrow Shares”), except in the case of fraud or willful misrepresentation and breaches of the capitalization and ownership of shares for which the remedy may exceed the aggregate monetary value of the Exchange Shares at the Closing Date and for which claims could be made until the expiration of the applicable statute of limitations. The aggregate monetary value of the Exchange Shares at the Closing Date will be equal to the Closing Price multiplied by the amount of Exchange Shares. It is hereby agreed and clarified that in the event of fraud or willful misrepresentation and breaches of the capitalization and ownership of shares, the liability of the Shareholders shall be several and not collective. The parties hereby expressly agree that Mizrahi Tefahout Bank Ltd. (the “Bank”) shall not be liable for any fraud or willful misrepresentation of any third party under any circumstances and in any event shall not be required to indemnify IIS, the Shareholders or the Company under any circumstances in connection with the Exchange Agreement, in excess of the Exchange Shares received by the Bank or the equivalent of the aggregate monetary value of the Exchange Shares at the Closing Date as calculated according to Section 4.1 above.

5.	Third Party Actions

5.1	In the event any Action is instituted against an IIS Indemnified Party by any party (“Third Party Claims”) which involves or appears reasonably likely to involve an IIS Claim for which indemnification may be sought or if IIS intends to initiate an IIS claim, IIS will, promptly after receipt of notice of any such Action, notify the Shareholders of the commencement thereof. The failure to so notify the Shareholders of the commencement of any such Action will relieve the Shareholders from liability in connection therewith only to the extent that such failure materially and adversely affects the ability of the Shareholders to defend their interests in such Action.

5.2	If the Shareholders’ Representative, as defined in Section 8, acknowledge in writing the obligation of the Shareholders to indemnify the IIS Indemnified Party hereunder against any IIS Claim that may result from such Third Party Claim, then the Shareholders shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice if they give notice of their intention to do so to the IIS Indemnified Party within ten business days of the receipt of such notice from the IIS Indemnified Party; provided that such counsel is not reasonably objected to by the IIS Indemnified Party; and provided, further, that if there is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the IIS Indemnified Party in its reasonable discretion for the same counsel to represent both the IIS Indemnified Party and the Shareholders, then the IIS Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the IIS Indemnified Party reasonably determines counsel is required, at the expense of the Shareholders.

5.3	In the event that the Shareholders exercise the right to undertake any such defense against any such Third Party Claim as provided above, the IIS Indemnified Party shall agree to any judgment, settlement, compromise or discharge of such Third Party Claim that the Shareholders may recommend that by its terms obligates the IIS Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim (or the full amount will be paid from the Escrow Shares), which releases the IIS Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the IIS Indemnified Party, provided that without derogating from Section 4 above, if such judgment, settlement, compromise or discharge shall be in an amount which is higher than the equivalent of the aggregate monetary value of the Exchange Shares at the Closing Date as calculated according to Section 4.1 above, it shall require the consent of the IIS Indemnified Party.

5.4	In the event that the Shareholders exercise the right to undertake any such defense against any such Third Party Claim as provided above, the IIS Indemnified Party shall, at the expense of the Shareholders, cooperate with the Shareholders in such defense and make available to the Shareholders, at the Shareholders’ expense, all witnesses, pertinent records, materials and information in the IIS Indemnified Party’s possession or under the IIS Indemnified Party’s control relating thereto as is reasonably required by the Shareholders. Similarly, in the event that the Shareholders are, directly or indirectly, conducting the defense against any such Third Party Claim, the Shareholders shall cooperate with the IIS Indemnified Party in such defense and make available to the IIS Indemnified Party, at the Shareholders’ expense, all such witnesses, records, materials and information in the Shareholders’ possession or under the Shareholders’ control relating thereto as is reasonably required by the IIS Indemnified Party. No such Third Party Claim may be settled by the IIS Indemnified Party without the prior written consent of the Shareholders (not to be unreasonably withheld).

6.	Distributions from Escrow Fund

In the event that:

6.1	the Shareholders’ Representative shall not have objected to the amount claimed by IIS for indemnification with respect to any IIS Claim in accordance with the procedures set forth in the Escrow Agreement and in this Agreement; or

6.2	the Shareholders’ Representative shall have delivered notice of their disagreement as to the amount of any indemnification requested by IIS and either (i) the Shareholders’ Representative and the IIS Indemnified Party shall have, subsequent to the giving of such notice, mutually agree in writing that the Shareholders are obligated to indemnify the IIS Indemnified Party for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the IIS Indemnified Party for indemnification from the Shareholders and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from the Shareholders’ Representative and the IIS Indemnified Party, or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court;

The Escrow Agent shall, at the request of IIS, either (i) sell the necessary amount of the Exchange Shares and deliver the proceeds of the sale to the IIS Indemnified Party, in accordance with the Escrow Agreement, or (ii) transfer the Escrow Shares to IIS or any subsidiary or other entity or person designated in writing by IIS..

7.	Treatment of Indemnification Payments

The Shareholders and IIS agree to treat any payments received pursuant to this Agreement as adjustments to the Purchase Price for all tax purposes, to the maximum extent permitted by Legal Requirements. In the event that such a payment cannot be treated as an adjustment to the Purchase Price, then the Shareholders shall further indemnify the IIS Indemnified Party for any tax cost incurred by the IIS Indemnified Party arising from the receipt of such indemnification payment (and the receipt of additional amounts pursuant to this sentence).

8.	Shareholders’Representative

8.1	The Shareholders hereby appoint, authorize and empower Charles Moss (such person and any successor or successors to such person in such capacity being the “Shareholders’ Representative”), to act as the representative and as the exclusive agent and attorneys in fact of each Shareholder, and the Shareholders’Representative is hereby authorized and empowered to act on behalf of the Shareholders, to execute the Escrow Agreement on behalf of the Shareholders and to take any and all actions required or permitted to be taken by the Shareholders’ Representative under this Agreement or the Escrow Agreement, with respect to any claims made by IIS or the Shareholders for indemnification pursuant to this Agreement and with respect to any actions to be taken by the Shareholders’ Representative pursuant to the terms of the Escrow Agreement, including, without limitation, to:

8.1.1	Execute the Escrow Agreement on behalf of the Shareholders;

8.1.2	Execute any agreement or instrument required to be executed and delivered by the Shareholders’ Representative under this Agreement or the Escrow Agreement;

8.1.3	Authorize delivery to any IIS Indemnified Party of the proceeds from the sale of any of the Escrow Shares, or any portion thereof, in satisfaction of indemnification claims under this Agreement;

8.1.4	Agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification claims;

8.1.5	Resolve any indemnification claims under this Agreement; and

8.1.6	Take all actions necessary in the sole discretion of the Shareholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement or the Escrow Agreement.

8.2	The Shareholders’ Representative shall at all time act in their capacity as Shareholders’ Representatives in a manner that the Shareholders’ Representative believes in good faith to be in the best interests of the Shareholders.

8.3	The Shareholders’ Representative shall not be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its fraud, intentional misrepresentation, or willful misconduct. The Shareholders’ Representative may in his discretion consult with legal counsel, independent public accountants and other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts or failure to seek advice.

8.4	The Shareholders’ Representatives shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders’ Representative shall not be required to exercise any discretion or take any action. The Shareholders shall, severally and not jointly, on a pro rata basis based on their Pro Rata Share, indemnify, defend and hold the Shareholders’ Representative harmless against any liabilities, losses, damages, claims, costs or expenses that may be incurred as such liabilities, losses, damages, claims, costs or expenses are incurred by the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, including, but not limited, the legal costs and expenses of defending such Shareholders’ Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof), in connection with, caused by or arising out of, directly or indirectly, the performance of the Shareholders’ Representative’s duties (except for bad faith or willful misconduct).

8.5	The Shareholders shall be responsible for and shall reimburse the Shareholders’Representative on a pro rata basis upon demand for all reasonable expenses, disbursements and advances incurred or made by the Shareholders’ Representative in accordance with any of the provisions of this Agreement, the Escrow Agreement or any other documents executed in connection herewith or therewith, including, without limitation, the costs and expenses of receiving advice of counsel according to this Agreement and the Escrow Agreement.

8.6	The indemnification and reimbursement of costs and expenses obligations of the Shareholders vis-à-vis the Shareholders’ Representative pursuant to this Section 8 shall remain in full force and effect following the appointment of a new Shareholders’ Representative or termination of this Agreement for any reason. Notwithstanding anything to contrary herein or in the Escrow agreement, (a) the Shareholders’ Representative is not authorized to, and shall not, accept on behalf of any Shareholder any purchase price consideration to which such Shareholder is entitled under the Exchange Agreement and (b) the Shareholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of IIS now or hereafter owned of record or beneficially by a Shareholder unless the Shareholders’ Representative is expressly authorized to do so in a writing signed by such Shareholders.

8.7	The shareholders may appoint a new Shareholders’ Representative as set forth in the Escrow Agreement, such an appointment to be notified in writing to IIS.

8.8	IIS shall be entitled to rely exclusively on all statements, representatives and decisions of the Shareholders’ Representative as statements, representations and decisions of the Shareholders.

9.	General Provisions

9.1	Amendments. Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by IIS, Witech and the Shareholders Representative, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the IIS or Witech or the Shareholders Representative, according to the party to be charged.

9.2	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to IIS:
Twin Towers, 33 Jabotinsky Street
Ramat Gan 52511, Israel
Attention: Chairman and CEO
Facsimile: (972) 3 575 0595

with a copy (which shall not constitute notice) to:

Amit, Pollak, Matalon & Co.
17 Yitzhak Sadeh Street
Tel Aviv, Israel
Facsimile: 972-3-568-9001
Attn: Ian Rostowsky, Adv

if to Witech:
Witech Communications Ltd.
17 Ha'atasia Street, Or Yehuda 60212
Fax Number: 972-3-533-3868
Attention: Charles Moss

with a copy (which shall not constitute notice) to:

Fischer, Behar, Chen, Well, Orion and Co.
3 Daniel Frisch Street
Tel Aviv, Israel 64731
Facsimile: +972-3-609-1116
Attn: Ron Lehmann, Adv.

If to a Shareholder, or to the Shareholder Representative, to the Shareholder Representative

with a copy (which shall not constitute notice) to:

Fischer, Behar, Chen, Well, Orion and Co.
3 Daniel Frisch Street
Tel Aviv, Israel 64731
Facsimile: +972-3-609-1116
Attn: Ron Lehmann, Adv.

9.3	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

9.4	Entire Agreement. This Agreement, the Exchange Agreement, the Escrow Agreement and any other agreements contemplated hereby constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the IIS, Witech and the Shareholders with respect to the subject matter hereof and thereof.

9.5	Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the IIS, Witech and the Shareholders Representative (which consent may be granted or withheld in the sole discretion of the Parties).

9.6	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any court sitting in the city of Tel-Aviv. The parties hereto hereby (a) submit to the exclusive jurisdiction of any court sitting in the city of Tel-Aviv for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of notion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

9.7	Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8	Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Indemnification Agreement on the date first written above:

—————————————————— I.I.S. Intelligent Information Systems Ltd. By: __________________________ Name: _______________________ Title: _________________________	—————————————————— Witech Communications Ltd. By: __________________________ Name: Charles Moss Title: President and CEO

——————————————————
Charles Moss (as Shareholder
Representative)

[Signature Pages of the Witech Shareholders Follow]

SIGNATURE PAGE OF WITECH SHAREHOLDERS

INDEMNIFICATIONAGREEMENT, dated as November 5, 2007,
by and among I.I.S Intelligent Information Systems Ltd., Witech Communications Ltd.,
("Witech") and the shareholders of Witech

Name of Shareholder: _____________________________

Signature of Shareholder: __________________________

Name of Signatory:______________________________

The undersigned Notary/Attorney, hereby confirms that ______________ appeared before me and signed above in my presence on this ____ day of November. 2007.

Name of Notary or Attorney:____________________________

Signature of Notary or Attorney: __________________________

License Number: _____________________________________

Address: ____________________________________________